Exhibit 99.2

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) dated June 22, 2006, is entered into by and among Blue Coat Systems, Inc., a Delaware corporation (the “Company”), and each of the parties set forth on Schedule A attached hereto (each, an “Investor” and, collectively, the “Investors”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Network Appliance, Inc., a Delaware corporation (“Seller”), have entered into an Asset Purchase Agreement, dated as of the date hereof (including all license agreements, transition services agreements and other agreements and instruments entered into in connection therewith on or after the date hereof, the “Asset Purchase Documents”), pursuant to which the Company will purchase certain assets and assume certain liabilities of Seller (the “Acquisition”); and

WHEREAS, upon the terms and subject to the conditions hereof, the Investors desire to make an investment in the Company for the purpose of, among other things, providing funding for the Acquisition.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.              Authorization.

The Company has authorized (a) the sale and issuance of up to 42,060 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”), having the rights, privileges, preferences and restrictions set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”) and (b) reserved up to 2,400,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance upon conversion of the Series A Preferred Shares (the “Conversion Shares”).

Section 2.              Purchase and Sale of Securities.

In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, each Investor agrees to purchase from the Company and the Company agrees to sell to each Investor on the Closing Date (as defined in Section 3 hereof), the number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule A attached hereto for a price per share equal to $1,000.00 (the “Private Placement”). For purposes of this Agreement, the “Purchase Price” shall mean $42,060,000.00, representing the total purchase price for all Series A Preferred Shares purchased pursuant to this Agreement.

Section 3.              Closing.

(a)           The closing of the sale of the Series A Preferred Shares (the “Closing”) shall take place upon the satisfaction or, if applicable, waiver of the conditions set forth in Sections 8 and 9 hereof, or at such other date and time as the Investors purchasing a majority of the Series A Preferred Shares sold pursuant to this Agreement (the “Majority Investors”) and the Company shall mutually agree (such date and time being referred to herein as the “Closing Date”). At or prior to the Closing, the Majority Investors shall receive confirmation (which confirmation may be telephonic) from Computershare, the Company’s transfer agent, that the Investors shall be listed as a record owner of the Series A Preferred Shares that the Investors are purchasing pursuant to this Agreement. At the Closing, each Investor will pay the Purchase Price for the Investor’s shares by check or wire transfer of immediately available funds.

(b)           As soon as reasonably practicable, the Company shall deliver to each Investor a certificate representing the Series A Preferred Shares that each Investor is purchasing, duly registered on the books of the Company in the name of such Investor.

Section 4.              Use of Proceeds.

The Company shall use the Purchase Price for general corporate purposes; provided, however, that up to $24,000,000 of the Purchase Price may be used by the Company for any acquisition by the Company of another entity, whether by merger, consolidation, the purchase of assets or otherwise, or of certain businesses or assets of another entity, including the Acquisition.

Section 5.              Representations and Warranties of the Company.

Except as otherwise specifically described in (i) the Company’s annual report on Form 10-K for the year ended April 30, 2005, the Company’s quarterly reports on Form 10-Q for the quarterly periods ended July 31, 2005, October 31, 2005 and January 31, 2006 and any current reports on Form 8-K filed subsequent to the date of filing of the Form 10-K for the year ended April 30, 2005 and through the date of this Agreement with the Securities and Exchange Commission (the “SEC”) by the Company (including the information incorporated by reference therein, the “SEC Documents”), or (ii) a Schedule of Exceptions (the “Schedule of Exceptions”), provided to each Investor and its counsel on the date hereof, each of which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to each Investor as follows:

(a)           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted. Each Significant Subsidiary (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company is duly organized, validly existing and in good standing under the laws of its respective jurisdiction and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing would not have a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted.

(b)           Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Investors’ Rights Agreement (as defined in Section 8), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Series A Preferred Shares being sold hereunder and the Common Stock being issued upon conversion thereof has been taken or will be taken prior to the Closing, and this Agreement and the Investors’ Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           No Violation or Default. Neither the Company nor any Significant Subsidiary of the Company is in violation or default of any provision of its certificate of incorporation, bylaws or other organizational documents, as amended, or of any judgment, order, writ, or decree by which it is bound. Neither the Company nor any Significant Subsidiary of the Company is in violation or default of any instrument or Material Contract (as defined herein) to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company in which such violation or default of such instrument, Material Contract or provision of such federal or state statute, rule or regulation applicable to the Company would have, either individually or in the aggregate, a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted. Neither the Company nor any Significant Subsidiary of the Company has received notice from any other party to a Material Contract that such party intends to terminate such Material Contract. The execution, delivery and performance of this Agreement and the Investors’ Rights Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or Material Contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Significant Subsidiary of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties. For purposes of this Agreement, “Material Contract” shall mean (i) any contract to which the Company is a party that is or is required to be filed as an exhibit to the SEC Documents and (ii) any contract to which the Company or any Significant Subsidiary is a party which is material to the business, properties, financial condition or operating results of the Company or any Significant Subsidiary, as such business is presently conducted (a “Material Contract”).

(d)           Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing pursuant to Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), which filing will be effected within 15 days of the Closing, or such other post-closing filings as may be required and (ii) such filings and/or qualifications that may be required pursuant to the Nasdaq Marketplace Rules (the “Nasdaq Rules”), which filings and qualifications will be made on a timely basis, but in any event prior to the Closing.

(e)           Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company or any subsidiary or any of their respective directors and officers that questions the validity of this Agreement or the Investors’ Rights Agreement, or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby or thereby. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened in writing against the Company or any subsidiary or any of their respective directors and officers which would have, either individually or in the aggregate, a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted.

(f)            Filings. The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 2005 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or documents with the SEC. The Company has previously furnished to the Investors a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed to any Company SEC Reports which had been filed by Company with the SEC prior to the date hereof.

(g)           Financial Statements. The consolidated financial statements (including any notes thereto) contained in the Company SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and (iii) each presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted). The Company does not intend to correct or restate, nor, to the Company’s knowledge, is there any basis for any correction or restatement of, any aspect of any of the consolidated financial statements contained in the Company SEC Reports. The

Company has not had any material disagreement with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which disagreements would require disclosure to the Company’s Board of Directors. The books and records of the Company and each subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the consolidated financial statements contained in the Company SEC Reports are consistent with such books and records.

(h)           Internal Controls. The Company and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal accounting and disclosure controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the consolidated financial statements contained in the Company SEC Reports), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the material assets of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries (including any employee thereof) nor, to the Company’s knowledge, the Company’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(i)            Changes. Since the date of the Company’s most recent quarterly report on Form 10-Q filed with the SEC, (i) there has not been any Company development that has not otherwise been publicly disclosed that would have or could reasonably be expected to have a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted, (ii) the Company and its subsidiaries have not incurred any debts or liabilities except for debts or liabilities incurred in the ordinary course of business and except in connection with obligations under contracts and commitments incurred in the ordinary course of business, (iii) the Company and its subsidiaries have not entered into or terminated or contemplated entering into or terminating any Material Contract and (iv) there has not been any change in the assets, liabilities, financial condition or operating results of the Company and its subsidiaries from that reflected in the consolidated financial statements included with the most recent quarterly report on Form 10-Q, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse.

(j)            Registration Rights. Except as set forth in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggy-back rights, to any person or entity.

(k)           Capitalization.

(i)            As of June 20, 2006, the authorized capital stock of the Company consisted of 10,000,000 shares of Preferred Stock, none of which were issued and outstanding, and 200,000,000 shares of Common Stock, 14,563,522 shares of which were issued and outstanding (the “Preferred Stock” and the “Common Stock” are collectively referred to herein as the “Capital Stock”). All of the issued and outstanding shares of Capital Stock have been duly authorized, validly issued and are fully paid and nonassessable. The Company has options granted and shares available under the 1999 Stock Incentive Plan, 1999 Director Option Plan, Employee Stock Purchase Plan and 2000 Supplemental Stock Option Plan. In addition, the Company has options outstanding under the 1996 Stock Option Plan and under the option plans that it assumed in connection with its acquisitions of Entera, Inc, Springbank Networks, Inc., Cerberian, Inc., and Permeo Technologies, Inc. (together with the 1996 Stock Option Plan, 1999 Stock Incentive Plan, 1999 Director Option Plan, Employee Stock Purchase Plan and 2000 Supplemental Stock Option Plan, the “Plans”). As of the date hereof, options to purchase 3,337,382 shares of Common Stock were outstanding under the Plans and, in addition to the aforementioned options, the Company has reserved an additional 734,424 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Plans. The Company has reserved:  (i) the Series A Preferred Shares for issuance pursuant to this Agreement and 2,400,000 shares of Common Stock (as may be adjusted in accordance with the provisions of the Certificate of Designation) for issuance upon conversion of the Series A Preferred Shares. Except as otherwise set forth in this Agreement and except for (A) the conversion privileges of the Series A Preferred Shares, (B) options granted (or remaining available for grant) pursuant to the Plans, (C) warrants to purchase 626 shares of Common Stock of the Company, and (D) as provided in the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights), agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued Capital Stock of the Company or obligating the Company to issue or sell any share of Capital Stock of, or other equity interest in, the Company.

(ii)           The Series A Preferred Shares that are being purchased by the Investors hereunder, when issued, sold or delivered in accordance with the terms hereof, for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Designation and applicable law, will be validly issued, fully paid and nonassessable. The Series A Preferred Shares and the Conversion Shares will be free of any liens and encumbrances created by the Company and, subject to the accuracy of the representations of each Investor in this Agreement, will be issued in compliance with (and the offer, sale and issuance of the Series A Preferred Shares and the Conversion Shares are exempt from the registration requirements of) all applicable federal and state securities laws.

(l)            Registration of Common Stock. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq Stock Market, and the Company has taken no action with the intention of, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market. The Company has not been notified by the Nasdaq Stock Market of any action or potential action by Nasdaq or of any violation of any Nasdaq Rules that could result in the delisting of the Company’s Common Stock from the Nasdaq Stock Market.

(m)          Manipulation of Price. The Company has not taken and will not take any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Series A Preferred Shares or the Conversion Shares.

(n)           Intellectual Property. To its knowledge (with respect to patents, trademarks, service marks and trade names only), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes (“IP Rights”) necessary for its business as presently conducted without any violation or infringement of the rights of others, except for any such violation or infringement the occurrence of which would not have a material adverse effect on the business, properties, financial condition or operating results of the Company, as such business is presently conducted. The Company and its subsidiaries have not received written notice from a third party that the Company’s or the subsidiary’s products infringe on such third party’s IP Rights.

(o)           Authority. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Investors’ Rights Agreement. Prior to the date of this Agreement, the Board of Directors has (a) determined that this Agreement is fair to, advisable and in the best interests of the Company and the stockholders of the Company and (b) approved the transactions contemplated by this Agreement. The foregoing action taken by the Board of Directors constitutes approval, for purposes of Section 203 of the Delaware General Corporation Law (“DGCL”), of the Private Placement and any other transactions that would make any Investor or the Investors an “interested stockholder” as defined in Section 203(c)(5) of the DGCL (an “Interested Stockholder Transaction”), such that Section 203 of the DGCL does not apply to this Agreement, the transactions effected hereunder, any transaction consummated subsequent to the date of the Interested Stockholder Transaction that would constitute a “business combination” (as defined in Section 203(c)(3) of the DGCL) (a “Business Combination”), and such approval has not been amended, rescinded or modified.

Section 6.              Representations and Warranties of the Investors.

Each Investor hereby represents and warrants to the Company on the date hereof, and agrees with the Company, as follows:

(a)           No Endorsement. Each Investor understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Series A Preferred Shares or the Conversion Shares.

(b)           Authorization. Each Investor has full power and authority to enter into this Agreement and the Investors’ Rights Agreement, and such agreements constitute valid and legally binding obligations, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)           Investment Intent. This Agreement is made with each Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Series A Preferred Shares and the Conversion Shares to be received by such Investor (together, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Notwithstanding the foregoing, Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. may transfer shares of Series A Preferred Stock to one another over the sixty (60) day period following the date of this Agreement.

(d)           Investment Experience. Each Investor is an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Each Investor also represents it has not been organized for the purpose of acquiring the Securities.

(e)           Accredited Investor. Each Investor is an “accredited investor” within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect.

(f)            Exemption from Registration. Each Investor understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Investor set forth herein in order to determine the applicability of such exemptions and the suitability of each Investor to acquire the Securities.

(g)           Rule 144. Each Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, each Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h)           Restrictions on Transfer. Without in any way limiting the representations set forth above, each Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the provisions of this Section 5(h) provided and to the extent such provisions are then applicable, and:

(i)            There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)           (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement in reasonable detail of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

(i)            It is understood that the certificates evidencing the Securities will bear the following legends:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act, pursuant to Rule 144 of such Act or an exemption from the registration requirements of the Securities Act, in which case an opinion of counsel satisfactory to the Company that such registration is not required may be required.”

(j)            No Advice. Each Investor understands that nothing in this Agreement or the Investors’ Rights Agreement or any other materials presented to such Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. Each Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(k)           Disclosure of Information. Each Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series A Preferred Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding terms and conditions of the offering of the Series A Preferred Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investors to rely thereon.

Section 7.              Covenants

(a)           Registration of Common Stock. The Company covenants and agrees with each Investor that for so long as any of the Series A Preferred Shares or the Conversion Shares are outstanding, the Company (i) will use its commercially reasonable efforts to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, (ii) will comply on and after April 30, 2007 in all respects with its reporting and filing obligations under said act, and (iii) will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend on and after April 30, 2007 its reporting and filing obligations under said acts, except as permitted herein or pursuant to the Investors’ Rights Agreement. For so long as any of the Series A Preferred Shares or the Conversion Shares are outstanding, the Company will use its commercially reasonable efforts to continue the listing or trading of its Common Stock on and after April 30, 2007 on the Nasdaq Stock Market or on a national securities exchange (as defined in the Exchange Act) and will comply on and after April 30, 2007 in all respects with the Company’s reporting, filing and other obligations under the Nasdaq Rules. Notwithstanding the foregoing, the provisions of this subsection shall not in any way restrict the Company’s ability to negotiate and consummate the consolidation, reorganization or merger of the Company with or into any other corporation or corporations or the sale, conveyance, or other disposition of all or substantially all of the Company’s property or business.

(b)           Section 203 Restrictions. No Investor, individually or as part of a “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act), shall engage in any transaction with the Company that would constitute a Business Combination prior to the third anniversary of the Closing Date without the approval of a majority of the Company’s Board of Directors, excluding any directors elected solely by the holders of Series A Preferred Shares in accordance with Section 7(d) of the Certificate of Designation (a “Series A Director”) or  nominated by the Investors pursuant to Section 2 of the Investors’ Rights Agreement; provided, however, that a Series A Director may be counted in determining the presence of a quorum at a meeting of the Company’s Board of Directors approving a Business Combination.

(c)           Restrictions on Transfer. Each Investor covenants and agrees with the Company that neither such Investor nor any of such Investor’s affiliates nor any person acting on its or their behalf will at any time offer or sell any of the Securities other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

(d)           Company SEC Reports. The Company shall, prior to filing a Form 8-K with the SEC describing the private placement contemplated by this Agreement, furnish to the Investors for review a copy of such Form 8-K.

Section 8.              Conditions Precedent to Investor’s Obligations.

The obligations of each Investor under Section 2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless such condition or conditions are expressly waived in writing by the Majority Investors:

(a)           The representations and warranties of the Company contained in Section 5 shall be true in all material respects on and as of the Closing as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties made as of a particular date, which shall be true and correct as of such date.

(b)           The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)           The Chief Executive Officer of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 8(a) and 8(b) have been fulfilled.

(d)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)           Each Investor shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Company (“Gunderson”), an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

(f)            The Company and the Investors shall have entered into that certain Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”).

(g)           The Company shall have filed a listing application with the Nasdaq Stock Market for the Conversion Shares, and either (a) fifteen (15) days shall have lapsed from the filing of such listing application without objection from the Nasdaq Stock Market or (b) the Nasdaq Stock Market shall have accepted or indicated that it will not object to such listing application prior to the expiration of such fifteen (15) day period. The Company shall continue to have its shares of Common Stock listed for trading on the Nasdaq Stock Market.

(h)           (i)  Keith Geeslin shall have been appointed to the Board of Directors of the Company, (ii) Mr. Geeslin shall be named as an additional insured under the Company’s directors and officers liability insurance in an amount not less than $10,000,000 and (iii) the Company shall have entered into an Indemnification Agreement with Mr. Geeslin in substantially the form attached hereto as Exhibit D.

Section 9.              Conditions Precedent to the Company’s Obligations.

The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors, unless such condition or conditions are expressly waived in writing by the Company:

(a)           The representations and warranties of each of the Investors contained in Section 6 shall be true on and as of the Closing in all material respects as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties made as of a particular date, which shall be true and correct as of such date.

(b)           Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)           Each Investor shall have delivered the Purchase Price for the Series A Preferred Shares.

Section 10.            Fees and Expenses.

Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the Private Placement and the Acquisition, including the negotiation, execution, delivery and performance of this Agreement, the Investors’ Rights Agreement and the Asset Purchase Documents. If the Closing is effected, the Company shall reimburse the Investors for their reasonable fees and out-of-pocket expenses of O’Melveny & Myers LLP (“OMM”) and Deloitte & Touche LLP (“D&T”) that relate to either the Private Placement or the Acquisition. If the Acquisition closes within 150 days of the date of this Agreement, the Company shall pay AFK Inc. (“AFK”) an amount determined by Francisco Partners Management, LLC not to exceed $500,000. If the Acquisition does not close within 150 days of the date of this Agreement, the Investors shall promptly repay to the Company all fees and expenses paid to OMM, D&T and AFK (or to the Investors on behalf of OMM, D&T or AFK) pursuant to this paragraph (which includes all fees and expenses related to both the Private Placement and the Acquisition). The repayment obligations described in the preceding sentence will be allocated among the Investors pro rata based on the number of Shares purchased by each such Investor pursuant to this Agreement.

Section 11.            Survival of the Representations, Warranties, etc.

The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect for a period of one (1) year from the Closing Date, regardless of any investigation made by or on behalf of any party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of and payment for the Series A Preferred Shares; provided, however, that Sections 7(a) and 7(b) shall survive until the Series A Preferred Shares or the Conversion Shares are no longer held by any Investor.

Section 12.            Notices.

All notices, requests, consents and other communications hereunder shall be in writing; shall be mailed (a) if within the domestic United States, by first-class registered or certified airmail, by nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered to or from outside the United States, by International Federal Express or facsimile; shall be deemed given: (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed or (iv) if delivered by facsimile, upon electronic confirmation of receipt; and shall be delivered as addressed as follows:

(a)           if to the Company, to:

Blue Coat Systems, Inc.
420 North Mary Avenue
Sunnyvale, California 94085
Attn: General Counsel
Phone: (408) 220-2200
Telecopy: (408) 220-2250

(b)           with a copy mailed to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attn: Daniel E. O’Connor, Esq.
Phone: (650) 321-2400
Telecopy: (650) 321-2800

(c)           if to the Investors, at the addresses set forth on Schedule A hereto, or at such other address or addresses as may be furnished to the Company in writing.

Section 13.            Miscellaneous.

(a)           This Agreement may be executed in two or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute one and the same agreement.

(b)           Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Majority Investors. Any amendment or waiver affected in accordance with this Section 13(b) shall be binding upon each Investor and the Company.

(c)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to principles of conflict of laws.

(e)           The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid, illegal or unenforceable in whole or in part, such invalidity or unenforceability shall not in any manner affect any other clause or provision of this Agreement.

(f)            The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

(g)           This Agreement and the Investors’ Rights Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)           Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and any Investor in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

(i)            Notwithstanding any provision of this Agreement to the contrary, any party to this Agreement (and any of such party’s respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that for this purpose, (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

(j)            The Company will provide the Investors and their counsel with a copy of any proposed announcement of, or Form 8-K regarding, this transaction and a reasonable opportunity to review and comment on any such materials.

IN WITNESS WHEREOF, each of the parties hereto has executed this Series A Preferred Stock Purchase Agreement as of the date first written above

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian NeSmith
Name: Brian NeSmith
Title: President and Chief Executive Officer

SIGNATURE PAGE TO THE BLUE COAT SYSTEMS, INC.
SERIES A PREFERRED STOCK PURCHASE AGREEMENT

INVESTORS

FRANCISCO PARTNERS II, L.P.

By:	FRANCISCO PARTNERS GP II, L.P.
its General Partner

By:	FRANCISCO PARTNERS GP II
MANAGEMENT, LLC
its General Partner

By	/s/ Keith B. Geeslin
Name: Keith B. Geeslin
Title: Manager

FRANCISCO PARTNERS PARALLEL FUND II, L.P.

By:	FRANCISCO PARTNERS GP II, L.P.,
its General Partner

By:	FRANCISCO PARTNERS GP II
MANAGEMENT, LLC,
its General Partner

By	/s/ Keith B. Geeslin
Name: Keith B. Geeslin
Title: Manager

INVESTORS

SEQUOIA CAPITAL GROWTH FUND III

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name: Jim Goetz
Title: Managing Member

SEQUOIA CAPITAL GROWTH PARTNERS III

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name: Jim Goetz
Title: Managing Member

SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner

By:	/s/ Jim Goetz
Name: Jim Goetz
Title: Managing Member

SCHEDULE A

Investor	Shares			Purchase Price
Francisco Partners II, L.P.	Series A Preferred	:	24,891	$24,891,000
Francisco Partners Parallel Fund II, L.P.	Series A Preferred	:	345	$345,000
Sequoia Capital Growth Fund III	Series A Preferred	:	15,872	$15,872,000
Sequoia Capital Growth Partners III	Series A Preferred	:	175	$175,000
Sequoia Capital Growth III Principals Fund	Series A Preferred	:	777	$777,000
			42,060	$42,060,000